Appendix B - Code of Ethics

A.	Introduction

RIAM US has adopted this Code of Ethics (the “Code”) in accordance with rule 204A-1 of the Investment Advisers Act of 1940 (the “Advisers Act”) to promote the highest levels of ethical conduct among our personnel.

RIAM US is a fiduciary and the persons covered by its Code include all RIAM US employees, as well as, all Shared Personnel (“Covered Persons”) have a duty to act for the benefit of its clients and shall at all times place the interests of the client ahead of itself. Among the purposes of the Code are to: (1) educate Covered Persons regarding RIAM US’ expectations and the laws governing their conduct; (2) remind Covered Persons that they are in a position of trust and must act with complete propriety at all times; (3) protect the RIAM US’ reputation; (4) guard against violation of the securities laws; (5) protect RIAM US’ clients by deterring misconduct; and (6) establish procedures for Covered Persons to follow so that the RIAM US can assess compliance with the firm’s ethical principles.

All persons covered by the Code have the individual responsibility to comply with the Code and applicable laws, regulations and (internal) rules. Behaving in contravention of the Code or other internal or external rules may lead to sanctions, depending on the severity of the violation.

Commensurate with general anti-fraud provisions contained in the federal securities laws Covered Persons must never:

•	Defraud any client in any manner;

•	Mislead any client, including by making statements that omit material facts;

•	Engage in any act, practice or course of conduct which operates or would operate as a fraud or deceit upon any client, including misappropriation of an investment opportunity;

•	Engage in any manipulative practice with respect to any client or security, including price manipulation.

•	Covered Persons are also subject to the Robeco Code of Conduct, which focuses on twelve principles of conduct. See Section G below for a description of these principles.

I.	Applicability

All Covered Persons are designated as Access Persons under the Code. Covered Personnel are identified on a list maintained by the CCO and the LCO.

Certain other persons may be designated as Access Persons by Compliance, such as temporary/contract workers who support our businesses.

The CCO or LCO will notify all individuals of their status as an Access Person upon being hired at RIAM US or named to the Shared Personnel list.

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II.	Reporting Violations

All Covered Persons must report violations or suspected violations of this Code promptly to the LCO or CCO. If the LCO is notified he/she will promptly notify the CCO of any reported or suspected breaches. The CCO (with the support of the LCO) will review each report on a case-by-case basis and make a final determination regarding resolution of the issue. RIAM US is committed to treating all Covered Persons in a fair and equitable manner. Individuals are encouraged to voice concerns regarding any personal or professional issue that may affect their ability or the firm’s ability to provide a quality product to its clients while operating under the highest standards of integrity.

1. Any such reports will be treated confidentially to the extent permitted by law and investigated promptly and appropriately.

2. Retaliation against any individual making such a report is prohibited and constitutes a violation of the RIAM US Code of Ethics and the RIAM BV Whistleblower Policy.

III.	Annual Reviews and Certifications

The CCO(with the support of the LCO) will review the Code annually and update any provisions and/or attachments which require revision.

Initial Certification. Within ten days of becoming a RIAM US employee, Shared Personnel or designation as an Access Person, Covered Personnel are required to provide written certification that you have:

(a)	received a copy of the Code;

(b)	read and understood all provisions of the Code; and

(c)	agreed to comply with the terms of the Code.

Acknowledgement of Amendments. RIAM US will provide Covered Personnel with any amendments to the Code and they must submit an acknowledgement that they have received, read, and understood the amendments to the Code.

Annual Certification. Covered Personnel are required to certify on an annual basis that they have read, understood, and complied with the Code.

If any Covered Person has any questions with regard to the applicability of the provisions of this Code, they should consult the CCO or LCO.

B.	Covered Persons Personal Securities Transactions

I.	Access Person and Covered Persons Accounts

RIAM US employees are free to maintain their brokerage accounts at any broker they choose, subject to the CCO’s approval.

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Shared Personnel are generally required to hold their securities accounts at one of two specific broker dealers. Shares of open-end mutual funds not advised by RIAM US or an affiliate do not need to be held at these entities. In addition, Compliance, in its sole discretion, may allow certain other exceptions on a case- by-case basis.

II.	Trading limits

Covered Persons must observe due restraint in transactions in financial instruments or equivalent securities (option, warrant, convertible security, stock appreciation right, or similar right) refraining from securities transactions which may be regarded as excessive or highly speculative. Reasonable holding periods should be taken into account. Intra-day trading is prohibited.

ORIX Securities Transactions

Covered Persons are prohibited from trading financial instruments and related financial instruments issued by ORIX Corporation.

Closed-End Investments

Special restrictions apply to transactions in closed-end investment institutions managed or sub-advised by RIAM. Purchasing or selling is only allowed during the two trading days after the day on which the NAV of the investment institution is published. Participating units shall be held in the portfolio for at least 6 months and may not be bought again within a period of 6 months after being sold.

New Issues

Covered Persons involved in a new issue managed by RIAM or an IPO of closed-end RIAM Products, are only allowed to subscribe to such an issue or product with prior Compliance approval. Investments in non-listed financial instruments are permitted only after prior approval of Compliance.

Short Sales

Covered Persons may not engage in any short sales in their personal accounts.

Exceptions

Exceptions to these trading rules may be permitted on a case-by-case basis when the circumstances of the situation strongly support an exemption; however, such exemptions may be withheld by the CCO in his sole discretion.

III.	Blackout Periods

Covered Persons are precluded from purchasing or selling in their personal accounts any Covered Security that was purchased or sold for client accounts for a period of 3-calendar days after the client transaction and from purchasing or selling in their personal accounts any Covered Security if they are aware that during the next 3- calendar days this Covered Security will also be traded for one of the client accounts. Post trade reviews will be conducted by Compliance to determine if any transactions occurred in close proximity before a client transaction. The CCO will review and instances to determine if there is a conflict and what action, if any, should be taken.

Non-strategy trades, i.e., trades executed for cash flow or rebalancing purposes, are exempted from this requirement. In calculating the 3-calendar day period, the trade date of the client transaction is not counted.

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Quarterly checks will be carried out by Compliance for compliance with this rule.

IV.	Exceptions

A. Managed Accounts.

Purchases or sales of securities effected in any account which is managed exclusively on a discretionary basis by a person other than such Covered Person and with respect to which such Access Person does not in fact influence or control such transactions. Covered Persons must provide written documentation that evidences he/she does not have authority to participate in the management of the account.

V.	Pre- clearance

Unless an exemption is applicable, pre-clearance of Covered Securities, is always required for Covered Persons by placing a request for pre-clearance with a department head as indicated in the pre-clearance form. There are no pre-clearance exemptions for IPOs, limited offering and private placement transactions.

Pre-clearance is not required for a) Non-Covered Securities or b) open-end funds advised or subadvised by RIAM US or one of its affiliates, and c) “Broad Based ETFs”. Broad Based ETF is defined for this purpose as an ETF that hold 30 or more underlying securities.

Please note: transactions in funds managed by RIAM US or its affiliates offered through private placements must be pre-cleared.

PRECLEARANCE

•	Preclearance is obtained through the online Robeco Pre-clearance System, located at https://robecobv.sharepoint.com/sites/services001/pca/Pages/default.aspx.

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Preclearance is valid until close of business on the business day during which preclearance was obtained. If the transaction has not been executed within that timeframe, a new preclearance must be obtained.

VI.	Reporting Requirements

a)	Quarterly Transaction and Account Reports

Covered Persons must report every IPO, private placement, and Covered Security transaction in which they and their Family Members participated during the calendar quarter, unless an exemption exists, no later than 30 days after the end of that quarter.

Please note: Quarterly reporting must include transactions in open-end funds advised or sub-advised by RIAM US or one of its affiliates.

Covered Persons must certify the identity and location of their securities accounts and those of Family Members.

Covered Persons reporting obligations may be satisfied in the following ways:

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1. For any accounts in which a Covered Person has a Beneficial Interest that are maintained at a broker dealer that provides an electronic feed of transactions the Covered Person’s reporting obligations to disclose transactions are automatically satisfied, except that Covered Persons must provide a certification quarterly.

For accounts in which a Covered Person has a Beneficial Interest that are not maintained at a broker dealer that provides electronic statements the Covered Person may satisfy their reporting obligations by delivering or causing to deliver copies of their brokerage statements to Compliance and by completing the Quarterly Transaction and Account Report form received from Compliance.

Note: Covered Persons that do not have transactions to report for the quarter, including those that have accounts at a broker dealer that provides electronic statements, are still required to complete and sign the Quarterly Transactions and Accounts Report form.

Reports (either brokerage statements or forms) submitted to Compliance must contain:

1. The name of the security, the date of the transaction, and as applicable: the ticker, CUSIP, SEDOL, the interest rate and maturity date, the number of shares, and the principal amount.;

2. The nature of the transaction (i.e., purchase, sale or other type of acquisition or disposition);

3. The price at which the transaction was effected;

4. The name of the broker, dealer, or bank through which the transaction was effected;

5. The date the report is submitted.

Private Placement transactions effected during the quarter must be reported via the form received from Compliance.

Compliance will conduct periodic reviews of Covered Persons’ personal securities transactions in an effort to ensure compliance with this Code.

b)	Initial Holdings Reports

All Covered Persons and their Family Members shall disclose to Compliance a listing of all Covered Securities beneficially owned no later than 10 days after becoming a Covered Person. The information must be current as of a date no more than 45 days prior to the date the individual becomes a Covered Person.

Initial holdings reports must contain, at a minimum, title and type of security, exchange ticker symbol or CUSIP, number of shares, the principal amount of each reportable security and the date the Covered Person submits the report.

Compliance will review all Initial Holdings Reports to monitor potential conflicts of interest.

c)	Annual Holdings Report

Annually, on a date determined by the CCO or LCO, Covered Persons and their Family Members shall deliver to Compliance a listing of all Covered Securities beneficially owned that are current as of a date no more than 45 days prior to the date the report is submitted.

Please note: Annual holding reports must include holdings in open-end funds advised or sub-advised by RIAM US or one of its affiliates.

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Annual holdings reports must contain, at a minimum, title and type of security, exchange ticker symbol or CUSIP, number of shares, the principal amount of each reportable security and the date the Covered Person submits the report.

Compliance will review all Annual Holdings Reports in an effort to monitor potential conflicts of interest and to assess the Covered Person’s fulfillment of their quarterly reporting obligations.

d) Exceptions

Transactions and holdings reporting does not apply if Covered Persons have a written management agreement with a financial institution that meets the following conditions:

a)	The management agreement assumes a strict separation between possession and management;

b)	Covered Person provides Compliance with a copy of the agreement;

c)	Covered Person will refrain from giving specific instructions relating to the buying and selling of financial instruments;

d)	Covered Person must report any amendment to or termination of the management agreement to Compliance without delay.

C.	Insider Trading/Material Non-Public Info

RIAM US aspires to the highest standard of business ethics. The purpose of RIAM US’ policies on insider trading is to reduce the risk of violation of federal insider trading laws and reporting requirements. Accordingly, RIAM US has developed the following policies to monitor, restrict if necessary, and educate Covered Persons with respect to acquiring and investing when in possession of proprietary and/or confidential information.

I.	What is Non-public Information?

Non-public information is information that is not generally available to the investing public. Information is public if it is generally available through the media or disclosed in public documents such as corporate filings with the SEC. If it is disclosed in a national business or financial wire service (such as Dow Jones or Bloomberg), in a national news service (such as AP or Reuters), in a newspaper, magazine, on the television, on the radio or in a publicly disseminated disclosure document (such as a proxy statement, quarterly or annual report, or prospectus), consider the information to be public.

If the information is not available in the general media or in a public filing, consider the information to be non-public. If you are uncertain as to whether material information is non-public, you must consult Compliance.

II.	What is Material Information?

Information an investor would find useful in deciding whether or when to buy or sell a security is generally material. In most instances, any non-public information that, if announced, could affect the price of the security should be considered to be material information. If you are not sure whether non-public information is material, you must consult Compliance.

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1.	Material information may be about the issuer itself: For example:

a.	information about a company’s earnings or dividends, (such as whether they will be increasing or decreasing);

b.	any merger, acquisition, tender offer, joint venture or similar transaction involving the company;

c.	information about a company’s physical assets (e.g., an oil discovery, or an environmental problem);

d.	information about a company’s personnel (such as a valuable employee leaving or becoming seriously ill); or

e.	information about a company’s financial status (e.g., any plans or other developments concerning financial restructuring or the issuance or redemption of, or any payments on, any securities).

2.	Information may be material that is not directly about a company, if the information is relevant to that company or its products, business, or assets. For example:

a.	Information that a company’s primary supplier is going to increase dramatically the prices it charges; or

b.	information that a competitor has just developed a product that may cause sales of a company’s products to decrease.

3.	Material information may include information about Robeco’s portfolio management activities.

III.	Use of Confidential or Proprietary Information

Covered Persons may receive or have access to material, non-public information in the course of their work at Robeco. Company policy, industry practice and U.S. federal and state law establish strict guidelines for the use of material, non-public information. To ensure that Covered Persons adhere to the applicable laws, RIAM US has adopted the following policies:

Covered Persons:

•	may not use confidential or proprietary information for investment purposes, for personal gain, or share such information with others for their personal benefit; or

•	may not pass material, non-public information about an issuer on to others or recommend that they trade the issuer’s securities; or

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must treat as confidential all information not generally made public concerning RIAM US’ investment activities or plans, or the financial condition and business activity of any enterprise with which RIAM US is conducting business; or

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must preserve the confidentiality of proprietary information and disclose it only to other Covered Persons who have a legitimate business need for the information. Prior to disclosing this information to others, Covered Persons must consult with Compliance.

Under US federal securities law, it is illegal to buy or sell a security while in possession of material, non-public information relating to the security. In some circumstances, additional elements may be required for there to be a violation of law, including breach of a duty or the misappropriation of information. It is also illegal to “tip” others about inside information. Tipping involves passing material, non-public information about an issuer on to others or recommending that they trade the issuer’s securities.

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Insider trading is an extremely complex area of the law principally regulated by the SEC. Questions concerning the law or a particular situation should be addressed with Compliance prior to taking any action. If the Covered Person believes that he/she may have material, non-public information gained within or outside the scope of his/her employment, regardless of the source, he/she must notify Compliance so that securities can be monitored and/or placed on a Restricted List as appropriate.

IV.	Robeco’s Insider Trading Rules

Set forth below are four rules concerning insider trading. Failure to comply with these rules could result in violations of the federal securities laws and subject the Covered Person to severe penalties under these laws. Violations of these rules also may result in discipline by Robeco.

Covered Persons who possess, or have reason to believe they possess, material, non-public information relating to any security:

•	may not buy or sell that publicly traded security for themselves, members of their family, RIAM US, or any other persons;

•	may not recommend to others that they buy or sell that security;

•	must contact Compliance immediately and disclose that they are, or believe they are, in possession of material, non-public information; and,

•	may not communicate any information regarding that security to anyone without the advance approval of Compliance.

Additionally, if a Covered Person is aware that RIAM US is considering or actually trading any publicly traded security for any account it manages, the Covered Person must regard that as material, non-public information although informing Compliance of this information is not required.

While Covered Persons must be especially alert to sensitive information, you may consider information directly from a company representative to be public information unless you know or have reason to believe that such information is not generally available to the investing public. In addition, information you receive from company representatives during a conference call that is open to the investment community is public. The disclosure of this type of information is covered by SEC Regulation FD. Please contact Compliance if you have any questions with regard to this Regulation.

V.	Penalties for Insider Trading

RIAM US Covered Persons could be subject to severe civil penalties as well as criminal prosecution for illegally trading while in possession of material, non-public information.

VI.	Specific Procedures

In application of the policy, the following procedures shall be followed:

Covered Persons who have business relationships with senior management of companies which can result in the receipt of material, non-public information about the company, including, without limitation, (i) the election or appointment of the Covered Person as a director, officer, executive employee or confidential consultant, or (ii) the acquisition of securities or the right to receive securities having sufficient voting power to influence the management policies of the company, should be aware that, in such circumstances, they must contact the CCO or LCO prior to acting in the marketplace.

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All Covered Persons shall promptly report to the CCO or LCO their awareness of any information which they believe may constitute material non-public information concerning a company.

VII.	Restricted Security List

Compliance maintains a Restricted Security List (the “Restricted List”) which includes all securities where a Covered Person has, or is in a position to receive, material non-public information about a company, such as information about a company’s earnings or dividends, as a result of a special relationship between Robeco or a Covered Person and the company.

The decision whether to place a security on the Restricted List and the amount of time a security will remain on the Restricted List is made by Compliance.

If it is determined that the Covered Person is in possession of material, non-public information, the security will be added to the Restricted List by Compliance and Compliance will instruct the appropriate individuals to restrict the security in the relevant trade systems. If an order is received in a security on the Restricted List, the transaction may not be executed until Compliance has approved such trade.

Compliance will further inform the appropriate Covered Persons that personal trades in the restricted security are not permitted. Regarding the personal trades, Compliance checks on a monthly basis whether the Covered Person traded in a restricted security and takes appropriate action, including sanctions, if violations of the restriction took place.

When it is determined by Compliance that the security is no longer non-public information, Compliance will instruct the appropriate individuals to release the restriction of the security in the relevant trade systems and request confirmation of its release; after receipt of the confirmation of the release, Compliance will remove the security from the Restricted List and place it on a separate tab of the Restricted List the “Securities Removed List”; Compliance will note the date the security is removed from the Restricted List.

VIII.	Reporting Violations

Any Covered Person who has reason to believe that any violation of this Insider Trading Policy has occurred shall immediately report all material facts concerning such matter to Compliance.

D.	Business Gifts and Entertainment

RIAM US Personnel may periodically give or receive gifts from clients or may host a client or be the recipient of entertainment provided by a client. Since such gifts or entertainment may be considered efforts to gain unfair advantage, RIAM US maintains a gifts and entertainment policy as part of the Code. Essentially, RIAM US Personnel are not permitted to give or receive gifts of more than $100 (or its equivalent in other currency) in value, per person, per year. Entertainment that is normal or customary in the industry is considered appropriate. RIAM US Personnel should consult the CCO or the LCO if they are unsure about a particular gift or value of entertainment.

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“Entertainment” is defined as business meals and events (such as sports events, shows and concerts etc.) where the person supplying the meal or event is present. If this person is not present, it is considered a gift.

Limitations on Entertainment:

•	Entertainment may only be offered or accepted if it is appropriate and proportionate for the type of relationship and/or occasion for which it is presented.

•	If an employee is invited to Entertainment, that employee must ascertain beforehand the content of the event and decide if the program is appropriate and proportionate.

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Invitations for international/long distance business events with a dominant Entertainment program may be accepted or offered, when Robeco the adviser respectively the invitee, is paying for the travel and lodging expenses.

•	Entertainment with a value of $100 or more (or its equivalent in other currency) must be reported to Compliance within a reasonable time limit after offering or acceptance.

•	If it is unclear whether Entertainment is appropriate for the type of relationship, Compliance shall be asked for approval.

Gifts are defined as:

•	Any goods or services - whether or not expressed in monetary terms - that are voluntary offered to or received from someone;

•	An invitation to an event, trip or conference, etc. for an (or more) employee(s), where the giver is not present;

•	An invitation to an event, trip or conference, etc. offered by an employee to a (or more) person(s) where the employee is not present;

•	A donation to a charity; or

•	A donation to any party that is related to an employee or relation.

Gift Requirements

•	A gift is not considered to be excessive, when the gift is not in cash and has a value of less than $100 (or its equivalent in other currency).

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A gift that has a value of $100 or more (or its equivalent in other currency) is considered to be excessive and cannot be accepted. In highly exceptional circumstances Compliance can make an exception to this rule. Any such gift must, before offering or directly after the receipt, be approved by Compliance.

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Gifts with a value of less than $100 or more (or its equivalent in other currency) do not have to be reported, unless the gift influences (or semblances to influence) the decisions the employee or recipient may make in business transactions. In such case the gift should not be accepted, and reported to Compliance.

•	If Compliance (or the individual’s manager) believes a gift should not be accepted, they must indicate whether the gift should be sent back or to which charity the gift should be donated.

Public Officials

•	Gifts to public officials always require prior approval of Compliance, regardless of the value.

Entertainment with a value of $100 or more (or its equivalent in other currency) offered to public officials requires prior approval from Compliance.

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E.	Charitable Contributions Policy

From time to time, RIAM US or its Covered Persons may be asked by a client to make a charitable contribution. To avoid any real or perceived conflict of interests, RIAM US has adopted the following procedures:

If a contribution is requested by a client, RIAM US may agree to make a charitable contribution subject to the following terms:

•	The check must be made in RIAM US’ name (not the client or the Covered Person)

•	Any tax benefit is taken by RIAM US

•	The contribution does not directly benefit the client

•	The contribution is not made to satisfy a pledge made by the client

•	The contribution must be made payable to the 501c3 Charitable organization (otherwise, the contribution may be subject to LM-10 filing with the Department of Labor)

Charitable contributions must be pre-approved by Compliance and the Covered Person’s supervisor. Donations by RIAM US to charities with the intention of influencing such charities to become Clients or investors are strictly prohibited. RIAM US Employees or Covered Persons should notify the CCO about any actual or apparent conflict of interest in connection with any charitable contribution, or about any contribution that could give an appearance of impropriety.

F.	Political Contributions Policy

It is the policy of RIAM US to comply with Rule 206(4)-5, known as the “Pay-to-Play” Rule (the “Rule”), designed to prevent “pay to play” practices by registered investment advisers by ensuring that political contributions made to state and local government officials are not made solely for the purpose of influencing the award of an advisory contract or the decision to invest in any fund or account managed by the Firm.

An adviser may not receive compensation from a state or local government agency investment plan or program for two years after the adviser or an employee has made a political contribution to a state or local government official or candidate who could influence the government plan to invest with the investment adviser. This provision within the Rule is referred to as the “time out”.

Definition of Contributions

The term “contribution” includes a gift, subscription, loan, advance, deposit of money or anything of value made for the purpose of influencing an election for state or local office, including any payment of debt incurred in connection with an election.

Donations of time are not considered to be a contribution, provided the donation of time is not made at the adviser’s request and the adviser’s resources, such as office space and telephone are not used.

A contribution also includes transition or inaugural expenses of the successful candidate for state or local office.

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Exception for De Minimis Contributions: The Rule allows individuals to make aggregate contributions of up to $350 per election cycle to an elected state or local official or candidate for whom the individual is entitled to vote and up to $150 per election cycle to an elected state or local official or candidate for whom the individual is not entitled to vote.

These de minimis limits also apply to officials or candidates for federal office if they hold a state or local office. If a candidate for federal office does not currently hold a state or local office, this policy does not apply.

“Look Back Provision”: The Rule includes a “look-back” provision that attributes to an adviser contributions made by a person prior to becoming an employee. The “look-back” period is two years, but is shortened to six months when the employee does not solicit on behalf of the adviser.

Third-Party Solicitors: An adviser and its employees may not pay a third party placement agent or other solicitor to solicit a government plan to invest with the adviser, unless the third party is subject to comparable prohibitions and restrictions against engaging in pay-to-play practices.

PROCEDURES FOR MAKING AND REPORTING POLITICAL CONTRIBUTIONS

1. PRE-APPROVAL OF POLITICAL CONTRIBUTIONS

The adviser and all its employees must seek and receive written pre-approval from the “CCO prior to making any political contributions.

2. REPORTING POLITICAL CONTRIBUTIONS

Each employee must submit a report to the CCO quarterly disclosing the date, amount and recipient of any direct or indirect political contribution made to local or state elected officials or candidates, government entities, state political parties or political subdivisions, or political action committees (“PACs”). All reporting is submitted through the compliance automation software.

Political Contributions Record: The CCO will maintain a record of all political contributions made by the adviser and each of its employees. The CCO will ensure that the political contributions record is reviewed prior to the acceptance by the adviser of an investment from a state or local government agency investment plan or program.

Additional Recordkeeping: The CCO will maintain a record of all government entities for which the adviser provides investment advisory services and the CCO shall inform all employees regarding their responsibility with regard to political contributions relating to such government entities under the Rule and these procedures.

CANDIDATES FOR EMPLOYMENT

The CCO will consult as necessary concerning the political contributions disclosure requirements for employment candidates or personnel being considered as Shared Personnel.

TRAINING

The CCO shall conduct periodic training as may be required with all Covered Persons regarding their responsibilities and these procedures with regard to political contributions relating to government entities under the Rule.

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G.	Outside Business Activities

We encourage you to pursue activities outside of your job to broaden your horizon and to expand your expertise. It shows your commitment to society. However, these activities cannot be contrary to RIAM US’ interests, or negatively impact your integrity.

Therefore, all relevant business activities or interests external to RIAM US must be reported for approval to Compliance with a copy to your manager and to Human Resources of RIAM BV. RIAM US sets conditions for the approval of such activities or interests.

The written request must contain all of the information necessary to review the activity. The request should contain the name of the organization, whether the organization is public or private, profit or non-profit or charitable, the nature of the business, the capacity in which the Covered Person will serve, an identification of any possible conflicts, the term of the contemplated relationships and any compensation to be received.

The CCO or LCO in conjunction with the Covered Person’s supervisor and the Director of Human Resources will review and/or identify any potential conflicts.

If approved, the CCO or LCO will provide the Covered Person with written approval. In the event that a resolution to the conflict cannot be reached, the Covered Person may be asked to terminate either his outside employment or his position with Robeco.

Finally, upon employment and annually thereafter, Covered Persons are required to fill out the New Employee/Annual Compliance Acknowledgement Form and accompanying Conflicts Questionnaire (“Questionnaire”). The Questionnaire requests information regarding a Covered Person’s outside business activities. Compliance will verify items reported on the Questionnaire against written requests received throughout the year.

H.	Code Waivers

The Chief Compliance Officer has the authority to waive any provision of this Code, provided, however, that such waiver does not result in violation of applicable federal or state securities laws. The Chief Compliance Officer shall record in writing all instances where a waiver to this Code has been granted, the person requesting such waiver, the reason the waiver was requested and the reason the waiver was granted.

I.	Robeco Code of Conduct

RIAM US Personnel are also covered by the Robeco Code of Conduct. The Robeco Code of Conduct expresses a vision of how to take care of yourself, your colleagues, the clients and others you work with. It provides insight on what we perceive as valuable conduct and will help you to make a well-thought-through decision when you are faced with difficult dilemmas. Robeco considers values that serve to support and advance societal interests and harmony, and conducts business activities in a manner that promotes harmony with social and environmental issues.

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The Code of Conduct focuses on principles of conduct; further information about Robeco’s standards and policies can be found on RobecoWorld, or through the Compliance Department. The twelve principles set out below will help to maintain a culture of honesty and accountability. They form the basic premises for the required conduct of everyone within Robeco. For convenience, links to standards and policies are inserted to provide additional guidance and background on what is expected of you. It is vital that you be familiar with the principles, understand them and act accordingly. This will help contribute to building a culture based on trust and confidence.

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1.	Treat our clients fairly

2.	Treat each other with respect

3.	Prevent and control conflicts of interest

4.	Evaluate your ancillary functions

5.	Beware of gifts and invitations

6.	Treat confidential information carefully

7.	Do not abuse confidential or insider information

8.	Observe your responsibility in your communication

9.	Familiarize yourself with the rules for external communication

10.	Treat RIAM US’ property with care

11.	Identify and assess your clients

12.	Contribute to a safe working environment and business continuity

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